                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                            FIRST COMMONWEALTH, INC.
                                       AT
                              $25.00 NET PER SHARE
                                       BY
                            FLOSS ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          THE GUARDIAN LIFE INSURANCE
                               COMPANY OF AMERICA
                 ---------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JUNE 23, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "COMMON STOCK"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE "SHARES") OF FIRST COMMONWEALTH, INC. (THE "COMPANY") WHICH REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (II) THE RECEIPT OF ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THE ACQUISITION OF CONTROL OF THE COMPANY AND ITS SUBSIDIARIES AND (III) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 19, 1999 (THE "MERGER AGREEMENT"), AMONG THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA ("PARENT"), FLOSS ACQUISITION CORP. (THE "PURCHASER") AND THE COMPANY. SEE SECTION 11--"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER (AS DEFINED HEREIN) IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF COMMON STOCK (THE "HOLDERS"), (II) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT (AS DEFINED HEREIN) AND (III) RECOMMENDED THAT THE HOLDERS ACCEPT THE OFFER AND (IF REQUIRED BY APPLICABLE LAW OR OTHERWISE) APPROVE THE MERGER AGREEMENT AND THE MERGER.
                         ------------------------------

                                   IMPORTANT

    Any Holder desiring to tender all or any portion of the Shares owned by such Holder should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares and any other required documents, to the Depositary, (ii) where applicable, cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender such Shares pursuant to the procedures for book-entry transfer of Shares or (iii) comply with the guaranteed delivery procedures, in each case, upon the terms set forth in Section 3--"Procedures for Tendering Shares". Any Holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or custodian if such Holder desires to tender such Shares. See Section 3--"Procedures for Tendering Shares".

    Any Holder who desires to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares".

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                         ------------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                           SALOMON SMITH BARNEY INC.
                                ---------------

              The date of this Offer to Purchase is May 25, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1

THE TENDER OFFER...........................................................................................           3

     1. Terms of the Offer.................................................................................           3
     2. Acceptance for Payment and Payment for Shares......................................................           5
     3. Procedures for Tendering Shares....................................................................           7
     4. Withdrawal Rights..................................................................................          10
     5. Certain United States Federal Income Tax Consequences..............................................          11
     6. Price Range of Shares; Dividends...................................................................          12
     7. Certain Information Concerning the Company.........................................................          12
     8. Certain Information Concerning the Purchaser and Parent............................................          15
     9. Source and Amount of Funds.........................................................................          17
    10. Background of the Offer............................................................................          17
    11. Purpose of the Offer; Plans for the Company; Certain Agreements....................................          19
    12. Dividends and Distributions........................................................................          39
    13. Effect of the Offer on the Market for the Shares; Exchange Act Registration........................          39
    14. Conditions of the Offer............................................................................          40
    15. Certain Legal Matters; Regulatory Approvals........................................................          42
    16. Fees and Expenses..................................................................................          47
    17. Miscellaneous......................................................................................          47

SCHEDULE I Information Concerning the Directors and Executive Officers of The Guardian Life Insurance Company of America and Floss Acquisition Corp.

To the Holders of Common Stock of
First Commonwealth, Inc.:

                                  INTRODUCTION

    Floss Acquisition Corp., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of The Guardian Life Insurance Company of America, a New York corporation ("Parent"), hereby offers to purchase all of the issued and outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), including the associated Rights (as defined below), of First Commonwealth, Inc., a Delaware corporation (the "Company"), at a price of $25.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

    Unless the context indicates otherwise, as used herein, "Shares" shall mean the shares of Common Stock. Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated preferred stock purchase rights (the "Rights") issued pursuant to the Stockholders Rights Agreement, dated as of November 1, 1995, between the Company and First Chicago Trust Company of New York ("First Chicago"), as Rights Agent, as amended from time to time (the "Rights Agreement").

    Holders of Common Stock ("Holders") whose Shares are registered in their own name and who tender directly to First Chicago, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Salomon Smith Barney Inc., as Dealer Manager (the "Dealer Manager" or "Salomon Smith Barney"), the Depositary and Morrow & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16--"Fees and Expenses".

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THE SATISFACTION OF THE INSURANCE REGULATORY CONDITION (AS DEFINED HEREIN) AND (III) THE SATISFACTION OF THE HSR CONDITION (AS DEFINED HEREIN). THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER (AS DEFINED HEREIN) IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS,
(II) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT (AS DEFINED HEREIN) AND (III) RECOMMENDED THAT THE HOLDERS ACCEPT THE OFFER AND (IF REQUIRED BY APPLICABLE LAW OR OTHERWISE) APPROVE THE MERGER AGREEMENT AND THE MERGER.

    THE COMPANY HAS ADVISED PARENT THAT WILLIAM BLAIR & COMPANY L.L.C. ("WILLIAM BLAIR & COMPANY"), THE FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION DATED MAY 18, 1999, THAT, AS OF SUCH DATE AND BASED UPON ITS REVIEW AND ANALYSIS AND SUBJECT TO THE LIMITATIONS SET FORTH THEREIN, THE OFFER PRICE TO BE RECEIVED BY THE HOLDERS PURSUANT TO THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THE OPINION OF WILLIAM BLAIR & COMPANY, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY WILLIAM BLAIR & COMPANY, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO THE HOLDERS CONCURRENTLY HEREWITH. HOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 19, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the "Merger"). At the Effective Time (as defined herein) of the Merger, except for (a) Shares which are held by any wholly owned subsidiary of the Company or in the treasury of the Company, or which are held by Parent or any subsidiary of Parent (including the Purchaser), all of which shall cease to be outstanding and shall be canceled and retired and none of which shall receive any payment with respect thereto and (b) Shares held by Holders exercising their rights to dissent in accordance with the General Corporation Law of the State of Delaware ("DGCL"), (i) each Share issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder, forthwith cease to exist and be converted into and represent the right to receive an amount in cash equal to $25.00, without interest. The Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements". Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of the Common Stock, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of the Common Stock, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under the DGCL and a longer period of time will be required to effect the Merger. See
Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

    Parent has also entered into Stockholder Agreements, dated as of May 19, 1999 (each, a "Stockholder Agreement"), with each of Christopher C. Multhauf, the Chairman of the Board of Directors and Chief Executive Officer of the Company and the record and beneficial owner of 329,788 Shares (or approximately 8.2% of the Shares outstanding on a fully diluted basis as of May 18, 1999), and David W. Mulligan, the President, Secretary and Chief Operating Officer of the Company and the record and beneficial owner of 367,287 Shares (or approximately 9.1% of the Shares outstanding on a fully diluted basis as of May 18, 1999). Each of Messrs. Multhauf and Mulligan has agreed (i) to irrevocably tender pursuant to the Offer (and not withdraw) all of his Shares and (ii) vote his Shares in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated thereby.

    The Company has informed the Purchaser that, as of May 18, 1999, there were
(i) 3,730,135 Shares issued and outstanding, (ii) 740 Shares held in the Company's treasury, (iii) 413,389 Shares reserved for future issuance pursuant to the Company's Stock Option Plans (as defined herein) and (iv) stock options issued under the Company's Stock Option Plans covering 305,240 Shares (of which stock options covering 303,240 Shares have exercise prices of less than $25.00 per Share). As a result, as of such date, the Minimum Condition would be satisfied if at least 2,017,688 Shares are validly tendered and not properly withdrawn prior to the Expiration Date (as defined herein). The Company has been advised, and has informed Parent, that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially by him or her, except to the extent that such tender would violate applicable securities laws.

    "Insurance Regulatory Condition" means the completion of all necessary filings with the Department of Insurance of each of the States of Arizona, Illinois, Indiana, Wisconsin, Missouri and Michigan and, to the extent required, the receipt of a final order (which order shall not have been stayed or enjoined) from each Department of Insurance approving, exempting or otherwise authorizing the consummation of the Offer and the Merger and all other transactions contemplated by the Merger Agreement.

    "HSR Condition" means the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"). See
Section 14--"Conditions of the Offer" for a complete description of the conditions of the Offer.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 23, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the Insurance Regulatory Condition and the HSR Condition. The Offer is also subject to certain other conditions set forth in Section 14--"Conditions of the Offer". If these or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering Holders, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission") purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended, PROVIDED, HOWEVER, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, the Purchaser will not (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the Offer Price, (iv) extend the Offer if all of the conditions set forth in Section 14--"Conditions of the Offer" are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders in any material respect. Parent and the Purchaser have agreed that if at any scheduled expiration date of the Offer, the Minimum Condition, the Insurance Regulatory Condition or the HSR Condition has not been satisfied, but at such scheduled expiration date each of the other conditions specified in Section 14--"Conditions of the Offer" shall have been satisfied, at the request of the Company, Purchaser shall extend the Offer from time to time, subject to the right of Parent, the Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof. Pursuant to the Merger Agreement, Parent and the Purchaser have further agreed that, in the event the Purchaser wishes to terminate the Offer solely by reason of the existence of a banking moratorium or suspension of payments in respect of banks in the United States in accordance with clause (i) of the second sentence of Section 14--"Conditions of the Offer", the Purchaser shall first extend the Offer for a minimum period of ten days, it being understood that, if at the end of such ten-day period, a banking moratorium or suspension of payments in respect of banks in the United States shall be in effect, the Purchaser shall then be entitled to terminate the Offer under the provisions of the condition described in clause (i) of the second sentence of Section 14--"Conditions of the Offer," PROVIDED, that Purchaser shall not be required to extend the Offer more than once pursuant to this requirement. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, Parent, the Purchaser and the Company have further agreed that, in the event that upon any scheduled expiration date of the Offer (or any extension thereof), (x) all conditions to the Offer set forth in Section 14--"Conditions of the Offer" have been satisfied and (y) for a period of five consecutive trading days prior to the expiration of the Offer (or any extension thereof), the average of the daily closing values of the Standard & Poor's Index of 500 Industrial Companies (the "S&P Index") for such five trading days shall reflect a decline in excess of 25% as compared to the closing value of the S&P Index on the close of business on the trading day next preceding the date of the Merger Agreement, then Purchaser shall be entitled to extend the Offer for a period not to exceed eight trading days.

    Rights are presently evidenced by the certificates for the Common Stock and the tender by a Holder of such Holder's Shares will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights. Pursuant to the Merger Agreement, the Board of Directors of the Company, at its meeting on May 18, 1999, approved an amendment of the Rights Agreement to provide that (i) neither Parent, nor any of its Affiliates or Associates (each as defined in the Rights Agreement), including but not limited to the Purchaser, is or shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of (a) the execution and delivery of the Merger Agreement or (b) any action taken by Parent, the Purchaser or any of their Affiliates, Associates or shareholders in accordance with the provisions of the Merger Agreement, including, without limitation, the initiation or consummation of the Offer or the consummation of the Merger in accordance with the provisions of the Merger Agreement; and (ii) neither (a) a Distribution Date (as defined in the Rights Agreement), (b) a Section 11(a)(ii) Event (as defined in the Rights Agreement), (c) a Section 13 Event (as defined in the Rights Agreement), (d) a Share Acquisition Date (as defined in the Rights Agreement) or (e) a Triggering Event (as defined in the Rights Agreement) shall occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Upon any termination of the Merger Agreement, the amended terms described in the preceding sentence (except clause (ii)(a)) will become null and void and of no further force or effect. See Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements--Rights Agreement".

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14--"Conditions of the Offer", by giving notice of such extension to the Depositary and by making a public announcement thereof. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its Shares. See Section 4--"Withdrawal Rights".

    Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares (a) if any applicable waiting period under the HSR Act has not expired or been terminated, (b) if any applicable waiting period under the applicable insurance laws and regulations described in Section 15--"Certain Legal Matters; Regulatory Approvals" has not expired or been terminated or (c) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14--"Conditions of the Offer" have occurred and (iii) subject to the terms of the Merger Agreement, to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, PROVIDED HOWEVER, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, the Purchaser will not (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the Offer Price, (iv) extend the Offer if all of the conditions set forth in Section 14--"Conditions of the Offer" are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders in any material respect.

    The Purchaser reserves the right to modify the terms of the Offer including, without limitation, except as provided below, the right to extend the Offer beyond any scheduled expiration date, PROVIDED that, without the prior written consent of the Company, the Purchaser will not (i) waive the Minimum Condition,
(ii) reduce the number of Shares subject to the Offer, (iii) extend the Offer if all of the conditions of the Offer have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) reduce the Offer Price, or
(vi) amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or the Holders in any material respect. The Purchaser reserves the right (but, subject to the terms of the Merger Agreement, will not be obligated) to extend the offer from time to time if and to the extent the applicable waiting period under the HSR Act has not expired or been terminated on the Expiration Date or the requisite consents and approvals under applicable insurance laws and regulations described in Section 15--"Certain Legal Matters; Regulatory Approvals" have not been obtained. The Purchaser also expressly reserves the right (but will not be obligated) to, extend the Offer, without the consent of the Company, if (i) at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligations to accept for payment and pay for Shares set forth in Section 14--"Conditions of the Offer" shall not have been satisfied or waived, until the fifth business day after the date the Purchaser reasonably believes to be the earliest date on which such conditions will be satisfied; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or (iii) for an aggregate period of not more than ten business days (for all such extensions) notwithstanding the satisfaction of all conditions of the Offer.

    The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

    During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering holder to withdraw its Shares. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to holders and investor response.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings in respect of the Shares for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of holders of Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the Shares or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4-- "Withdrawal Rights") as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14--"Conditions of the Offer", including, but not limited to, the regulatory conditions specified in Section 15--"Certain Legal Matters; Regulatory Approvals." Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. If, following acceptance for payment of Shares, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for Shares tendered, the Purchaser will promptly return such Shares.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing Shares not purchased will be returned, without expense to the tendering Holder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser reserves the right to assign to Parent, or to any other direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR TENDERING SHARES.

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates for Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

    Pursuant to the Rights Agreement, until the close of business on the Distribution Date, the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the amendment to the Rights Agreement described under Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements", no Distribution Date will occur by reason of the commencement of the Offer or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

    If separate certificates representing the Rights are issued to Holders prior to the time a Holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a Holder receiving the certificates for Rights by use of the guaranteed delivery procedures described below. A tender of Shares constitutes an agreement by the tendering Holder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a shareholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the Commission, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering shareholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

    THE METHOD OF DELIVERY OF SHARES, CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by the registered holder of Shares who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Holder desires to tender Shares (or Rights, if applicable) pursuant to the Offer and such Holder's Certificates are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares (and Rights, if applicable) may nevertheless be tendered if all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares (and Rights, if applicable) in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery, or in the case rights certificates have been issued, three business days after the date certificates for Rights are distributed to Holders by the Rights Agent. A "trading day" is any day on which the Nasdaq Stock Market's National Market (the "Nasdaq National Market") is open for business.

    Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

    OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering Holder and the Purchaser on the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as such Holder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the Shares tendered by such Holder and accepted for payment by the Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after May 19, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Holder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

    BACKUP WITHHOLDING. UNDER UNITED STATES FEDERAL INCOME TAX LAW, THE AMOUNT OF ANY PAYMENTS MADE BY THE DEPOSITARY TO HOLDERS (OTHER THAN CORPORATE AND CERTAIN OTHER EXEMPT HOLDERS) PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING TAX AT A RATE OF 31%. TO AVOID SUCH BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENTS PURSUANT TO THE OFFER, A NON-EXEMPT, TENDERING U.S. HOLDER (AS DEFINED IN SECTION 5-- "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES") MUST PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY UNDER PENALTY OF PERJURY THAT SUCH HOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A HOLDER OR IF A HOLDER FAILS TO DELIVER A COMPLETED SUBSTITUTE FORM W-9 TO THE DEPOSITARY OR OTHERWISE ESTABLISH AN EXEMPTION, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH HOLDER. SEE SECTION 5--"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" OF THIS OFFER TO PURCHASE AND THE INFORMATION SET FORTH UNDER THE HEADING "IMPORTANT TAX INFORMATION" CONTAINED IN THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 23, 1999, or at such later time as may apply if the Offer is extended.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Tendering Shares", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded without the Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3--"Procedures for Tendering Shares".

    5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger by a U.S. Holder (defined below) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Shares who for United States federal income tax purposes is
(i) a citizen or resident of the United States; (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or a trust
(a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

    In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Shares and such U.S. Holder's adjusted tax basis in such Shares. Assuming that the Shares constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Shares exceeds one year.

    The foregoing discussion may not be applicable to certain types of holders, including holders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, holders that are not U.S. Holders and holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

    BACKUP WITHHOLDING TAX. As noted in Section 3--"Procedures for Tendering Shares", a Holder (other than an "exempt recipient", including a corporation, a non-U.S. Holder that provides appropriate certification and certain other persons (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for Shares may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such Holder provides its taxpayer identification number and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

    The United States federal income tax discussion set forth above is included for general information and is based upon income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the Nasdaq National Market under the symbol "FCWI". The following table sets forth, for the periods indicated, the high and low sales prices per Share as reported by the Dow Jones News Service:

                                                                                    HIGH         LOW
                                                                                    -----     ---------
1997:
Quarter ended 3/31/97..........................................................      21 1/4   13 3/4
Quarter ended 6/30/97..........................................................      19 1/2   11
Quarter ended 9/30/97..........................................................      20 1/2   14
Quarter ended 12/31/97.........................................................      15 5/8   11

1998:
Quarter ended 3/31/98..........................................................      15 7/8   9 1/4
Quarter ended 6/30/98..........................................................          16   13 3/4
Quarter ended 9/30/98..........................................................      16 1/2   10 5/8
Quarter ended 12/31/98.........................................................      13 1/4   9 5/8

1999:
Quarter ended 3/31/99..........................................................          16   11
Period 4/1/99 through 5/24/99..................................................      24 1/8   12 9/16

    On May 18, 1999, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Common Stock on the Nasdaq National Market was $18 5/8 per share of Common Stock. On May 24, 1999, the last full trading day prior to the date of this Offer to Purchase, the last reported sales price of the Common Stock on the Nasdaq National Market was $23 13/16 per share. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    As of May 24, 1999, no dividends had ever been paid on the shares of Common Stock. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effective date of the Merger.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

    The Company provides managed dental benefits in the upper Midwest, including the metropolitan areas of Chicago, Milwaukee, Detroit, Indianapolis and St. Louis. As of December 31, 1998 the Company provided managed care and indemnity/PPO products to approximately 644,900 employees and dependents. Approximately 2,425 general dentists and specialists participate in the Company's managed care and PPO network. The Company is a Delaware corporation. The address of the Company's principal executive offices is 444 North Wells Street, Suite 600, Chicago, Illinois 60610. The telephone number of the Company at such offices is (312) 644-1800.

                            FIRST COMMONWEALTH, INC.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "--Available Information".

                                                                                                  THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                             -------------------------------  --------------------
                                                               1998       1997      1996(1)     1999       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPERATING
                                                                                     DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Subscriber revenue.........................................  $  64,170  $  56,594  $  44,099  $  16,738  $  15,615
Benefit coverage expenses..................................     42,731     37,932     27,873     10,837     10,450
                                                             ---------  ---------  ---------  ---------  ---------
Gross margin...............................................     21,439     18,662     16,226      5,901      5,165
Selling, general and administrative expense................     15,496     13,550     12,273      4,136      3,772
                                                             ---------  ---------  ---------  ---------  ---------
Operating income...........................................      5,943      5,112      3,953      1,765      1,393
Interest income, net.......................................        693        495        642        182        144
                                                             ---------  ---------  ---------  ---------  ---------
Income before income taxes.................................      6,636      5,607      4,595      1,947      1,537
Provision for income taxes.................................      2,645      2,284      1,864        735        624
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   3,991  $   3,323  $   2,731  $   1,212  $     913
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Basic earnings per share...................................  $    1.10  $    0.92  $    0.79  $    0.33  $    0.25
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Diluted earnings per share.................................  $    1.07  $    0.89  $    0.76  $    0.32  $    0.24
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

SELECTED OPERATING DATA:
Members at end of period:
  Managed Care.............................................    482,200    450,400    341,600    446,900    473,900
  Indemnity/PPO............................................     75,600     65,300     56,200     80,000     72,000
  Fee Income...............................................     87,100     76,600     34,000    154,000     83,700
                                                             ---------  ---------  ---------  ---------  ---------
    Total Members..........................................    644,900    592,300    431,800    680,900    629,600
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
Total current assets.......................................  $  20,252  $  16,554  $  21,023  $  25,589  $  19,137
Total assets...............................................     38,076     31,895     34,454     40,607     34,386
Total current liabilities..................................     10,181      8,325     14,331     11,396      9,740
Total liabilities..........................................     10,357      8,573     14,498     11,592     10,137
Stockholders' equity.......................................     27,719     23,323     19,956     29,015     24,249

------------------------

(1) Reflects results of the acquisition of Smileage Dental Services, Inc. from July 18, 1996. Balance sheet data (but not income or operating data) as of December 31, 1996 includes amounts relating to Champion Dental Services, Inc., which was acquired as of December 31, 1996.

    CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information provided by the Company, including certain projected financial data (the "Projections") for the years ending December 31, 1999, 2000, 2001, 2002 and 2003. The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and the Purchaser that the Projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company. Such information is set forth below in this Offer to Purchase for the limited purpose of giving the Holders access to financial projections prepared by the Company's management that were made available to Parent and the Purchaser in connection with the Merger Agreement and the Offer.

                            FIRST COMMONWEALTH, INC.

                       SELECTED PROJECTED FINANCIAL DATA

                                                              YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------
                                                 1999       2000       2001       2002       2003
                                               ---------  ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
Subscriber revenue...........................  $  69,185  $  80,443  $  95,539  $ 113,124  $ 133,343
Benefit coverage expenses....................     45,126     52,994     63,702     76,317     90,683
Gross margin.................................     24,059     27,499     31,837     36,807     42,660
Operating income.............................      7,294      8,696     10,414     12,547     14,972
Net Income...................................      4,975      5,897      7,022      8,411      9,990

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

    Certain matters discussed herein, including, but not limited to the Projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above in "Certain Projected Financial Data for the Company".

    While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results for the fiscal years ending December 31, 1999, 2000, 2001, 2002 and 2003 may vary materially from those shown above.

    In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Parent and the Purchaser or any other person that the projected results will be achieved. The Projections should be read in conjunction with the historical financial information of the Company included above. None of Parent, the Purchaser, or any other person assumes any responsibility for the accuracy or validity of the foregoing Projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

    THE PURCHASER. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal address of the Purchaser is c/o The Guardian Life Insurance Company of America, 201 Park Avenue South, New York, New York 10003. The telephone number of the Purchaser at such office is
(212) 598-8000.

    PARENT. Parent is a corporation organized and existing under the laws of New York. Parent offers, directly or through its subsidiaries, life insurance, disability income protection, equity investments, annuity products and a range of trust services to individuals. Parent also offers personal insurance products tailored to the needs of business owners, and a comprehensive range of employee benefits, including group life insurance, medical and dental coverage, vision care and group disability income protection. In addition, Parent offers business owners profit sharing and executive benefits plans, as well as funding vehicles for qualified retirement plans and individual retirement accounts. The principal executive offices of Parent are located at 201 Park Avenue South, New York, New York 10003. The telephone number of Parent at such office is (212) 598-8000.

    At the end of 1997, Parent ranked fifth among mutual companies in individual life insurance in force and among the top 11 mutual companies in assets. Parent is ranked number 205 on the Fortune 500. Parent had total consolidated assets of $25.9 billion as of December 31, 1998. It has consistently earned high ratings from each of the major rating agencies and has a nationwide field force of more than 3,100 career agents. Parent employs over 5,000 people in its New York offices and at four regional offices in Bethlehem, Pennsylvania; Appleton, Wisconsin; Spokane, Washington and Norwell, Massachusetts.

    During the last five years, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Except as described in this Offer to Purchase (i) none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent or the Purchaser, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Parent, the Purchaser or, to the best of their knowledge, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in such equity securities during the past 60 days. The Purchaser and Parent disclaim beneficial ownership of any Shares owned by any pension plans of Parent or the Purchaser or any affiliate of Parent or the Purchaser.

    Except as described in this Offer to Purchase, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, none of Parent, the Purchaser or to the best of their knowledge, any of the persons listed on
Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser or any of their subsidiaries or, to the best knowledge of Parent, or the Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    FINANCIAL INFORMATION. As a New York mutual insurance company, Parent is not subject to the information and reporting requirements of the Exchange Act and is not required to file reports and other information with the Commission relating to its business, financial condition and other matters. However, Parent reports financial and other information to the New York Department of Insurance on at least an annual basis and is subject to periodic reviews by that Department. Information should be on file and available for inspection at the offices of the New York Department of Insurance, 25 Beaver Street, New York, New York 10004 (Telephone: (212) 480-4934).

    Set forth below are certain financial data relating to Parent. Additional financial information is included in other documents filed by Parent with the New York Department of Insurance. The financial information summary set forth below is qualified in its entirety by reference to such other documents which have been filed with the New York Department of Insurance, including the financial information and related notes contained therein, which are incorporated herein by reference. These documents may be inspected at and copies may be obtained from the offices of the New York Department of Insurance in the manner set forth above.

                 THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA
                            SELECTED FINANCIAL DATA

                                                                              THREE MONTHS
                                               YEAR ENDED DECEMBER 31,            ENDED
                                          ----------------------------------    MARCH 31,
                                             1996        1997        1998         1999
                                          ----------  ----------  ----------  -------------
                                                        (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Total revenues..........................  $  5,417.0  $  7,218.9  $  6,187.6   $   1,476.1
Net income..............................       153.5       266.4       109.4           6.6

BALANCE SHEET DATA:
Investments.............................    11,268.7    13,443.5    14,855.6      15,585.1
Total assets............................    12,102.0    14,352.3    15,786.3      16,626.1
Policy and contract liabilities.........     9,480.1    10,748.8    11,908.7      12,266.0
Total liabilities.......................    10,923.9    12,949.2    14,230.9      15,121.6
Policyholders' surplus..................     1,178.1     1,403.0     1,555.4       1,504.6

    9. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $102 million. The Purchaser will obtain such funds from Parent and/or one or more of its affiliates, which will obtain such funds from existing cash and marketable securities.

    The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with, or not subject to, the margin regulations.

    10. BACKGROUND OF THE OFFER.   In March 1998, members of the respective
senior managements of Parent and the Company met to discuss the possibility of Parent and the Company entering into a joint marketing arrangement. During the second quarter of 1998, Parent and the Company explored various potential joint marketing efforts without success and these discussions between the parties were terminated by mutual agreement in June 1998.

    In early March 1999, Jackson W. Smart, Jr., a Director of the Company, contacted a Director of Parent with whom he was acquainted, and requested a meeting to discuss a potential acquisition of the Company by Parent. Mr. Smart's request was directed to the attention of the senior management of Parent, which indicated that it would be interested in discussing a potential acquisition of the Company. Subsequent to Mr. Smart's approach, further discussions were held between the senior management of each of Parent and the Company and a meeting between the parties was arranged for March 8, 1999, in New York.

    On March 8, 1999, members of the senior management of each of Parent and the Company attended a meeting in New York during which Parent indicated its potential interest in acquiring the Company and requested further information regarding the Company's business and operations. Based on this expression of interest, Parent and the Company executed a confidentiality agreement. Thereafter, the Company made available to Parent certain limited information regarding its business and operations.

    In telephone conversations following the meeting of March 8, 1999, members of the senior management of Parent continued to discuss the potential acquisition of the Company with members of the senior management of the Company. During this period, Parent retained Salomon Smith Barney as its financial advisor, and White & Case LLP as its legal advisor, with respect to a potential acquisition of the Company.

    On March 24, 1999, Parent and the Company entered into the Confidentiality Agreement (as defined herein). Subsequently, William Blair & Company, acting on behalf of the Company, delivered a letter to the Parent setting forth the procedures to be followed by parties interested in a potential acquisition of the Company and provided Parent with additional confidential business and financial information regarding the Company. On April 5, 1999, members of Parent's senior management, Salomon Smith Barney and White & Case attended meetings with representatives of the Company and William Blair & Company in Chicago. During these meetings, members of Parent's senior management and representatives of Parent met with Messrs. Multhauf and Mulligan and other members of the senior management of the Company and had the opportunity to discuss the Company and its business with the Company's senior management.

    During the period from April 7, 1999, through April 14, 1999, representatives of Parent and the Company had periodic discussions regarding the parameters of a potential transaction between the parties.

    On April 14, 1999, Parent delivered to William Blair & Company a preliminary, non-binding indication of interest in acquiring all of the outstanding shares of capital stock of the Company at a price of $20.00 per Share in cash. Parent's indication of interest required an exclusive negotiation period during which Parent and the Company would endeavor to negotiate the terms of an acquisition of the Company by Parent and stated that the indication of interest expressed therein would expire on April 17, 1999, at 5:00 p.m. Eastern Standard Time, unless it was signed and returned to Parent by the Company prior to such time.

    On April 16, 1999, representatives of William Blair & Company advised Parent that the Company would not grant Parent the exclusive negotiation period it required and inquired whether, in light of this decision, Parent nonetheless wished to continue to participate in the bidding process. On April 22, 1999, representatives of Parent advised the representatives of William Blair & Company that, notwithstanding the termination date in its letter, Parent wished to continue to participate. On April 23, 1999, Parent was notified that it had been selected as a final bidder and was invited to conduct further due diligence with respect to the Company.

    On April 27, and April 28, 1999, members of the senior management of Parent and representatives of its financial, accounting and legal advisors conducted a due diligence review of the Company at the offices of Sidley & Austin, counsel to the Company, in Chicago. On the first day of these meetings members of the senior management of Parent and representatives of its legal and financial advisors met with Messrs. Multhauf and Mulligan and other members of the senior management of the Company and received presentations regarding various aspects of the business of the Company. During the period from April 29, to May 11, 1999, representatives of Salomon Smith Barney and White & Case had various follow-up telephone conversations and other communications with representatives of William Blair & Company and Sidley & Austin in which confirmation of certain due diligence matters was sought. Additionally, during this period, representatives of the Company delivered to Parent copies of proposed forms of Merger Agreement and Stockholder Agreement to be entered into in connection with any potential transaction between Parent and the Company

    On May 6, 1999, Gary Lenderink, Senior Vice President of Parent, and Herschel Reich, Vice President, Group Health Care of Parent, met in Chicago with Messrs. Multhauf and Mulligan to discuss Messrs. Multhauf's and Mulligan's views regarding the Company's business and plans and the possibilities inherent in a potential business combination between Parent and the Company.

    On May 12, 1999, Parent delivered to William Blair & Company a letter in which Parent offered, subject to the conditions contained in such letter, to acquire all of the outstanding shares of Common Stock at a price of $23.50 per Share in cash. The offer was to be accomplished by means of a cash tender offer, to be followed by a merger in which each Share outstanding would be converted into the right to receive $23.50 in cash. Parent's comments on the draft Merger Agreement and Stockholder Agreement reflecting its required changes to these documents were included with such letter.

    On May 13, 1999, representatives of William Blair & Company contacted representatives of Salomon Smith Barney to discuss certain aspects of Parent's offer, including Parent's intentions with respect to the retention of the Company's management. As a result of this conversation, Parent delivered to William Blair & Company a letter clarifying certain aspects of Parent's letter of May 12, 1999, and reiterating Parent's desire to retain senior management and, in particular, Messrs. Multhauf and Mulligan, after the consummation of any potential acquisition.

    On May 14, 1999, representatives of William Blair & Company contacted representatives of Salomon Smith Barney and advised them that Parent should, at this point, submit its best and final offer. After consultation with its financial advisors, Parent determined to raise its bid and delivered to William Blair & Company a letter in which it agreed to increase its offer to $25.00 per Share in cash. Thereafter, representatives of William Blair & Company contacted representatives of Salomon Smith Barney and advised them that the Company was prepared to accept Parent's revised offer, subject to the negotiation of a merger agreement and related transaction documents.

    On May 17, and May 18, 1999, members of senior management of Parent and representatives of its financial and legal advisors met in Chicago with members of the senior management of the Company and representatives of its legal and financial advisors to discuss certain provisions of the Merger Agreement and the Stockholder Agreements and related transaction structure. The Merger Agreement and the Stockholder Agreements were revised to reflect such discussions. See
Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

    During this period, representatives of Parent met with Messrs. Multhauf and Mulligan regarding the terms of their continued employment with the Company after its acquisition by Parent and delivered non-binding letters to Messrs. Multhauf and Mulligan outlining the parties' expectations with respect to their future terms of employment.

    Parent is informed that on the evening of May 18, 1999, the Board of Directors of the Company met and approved Parent's offer, the Merger and the Merger Agreement. Early in the moring of May 19, 1999, the Merger Agreement and the Stockholder Agreements were executed by Parent, the Purchaser and the Company and Messrs. Multhauf and Mulligan.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS.

    PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    Under the DGCL, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company's Board of Directors has unanimously (i) determined that the Merger is advisable and that the terms of the Offer and the Merger are fair to and in the best interests of the Company and the Holders, (ii) approved the Offer, the Merger and the Merger Agreement and (iii) recommended that the Holders accept the Offer and (if required by applicable law or otherwise) approve the Merger Agreement and the Merger. Unless the Merger is consummated pursuant to the "short-form" merger provisions under
Section 253 of the DGCL described below (in which case no vote of the Holders is required), the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL. However, under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if the Purchaser acquires at least 90% of the outstanding Shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

    If the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of Shares following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    PLANS FOR THE COMPANY. Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, amongst others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

    As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

    The Shares are currently traded on the Nasdaq National Market. Following the consummation of the Merger, the Shares will no longer be quoted on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See Section 13--"Effect of the Offer on the Market for the Shares; Exchange Act Registration". It is expected that, if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors, will continue to manage the Company as an ongoing business.

    Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors or the management of the Company except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY".

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth herein. The Purchaser may waive any of the conditions set forth in Section 14--"Conditions of the Offer" in its sole discretion; PROVIDED, that, without the prior written consent of the Company, the Purchaser shall not (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the Offer Price, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders in any material respect. Notwithstanding the foregoing sentence, the Purchaser may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept Shares for payment shall not have been satisfied or waived, until the fifth business day after the date the Purchaser reasonably believes to be the earliest date on which such conditions will be satisfied, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, and (iii) for an aggregate period of not more than ten business days (for all such extensions) notwithstanding the satisfaction of all conditions to the Offer. The Merger Agreement provides that if at any scheduled expiration date of the Offer, the Minimum Condition, the Insurance Regulatory Condition or the HSR Condition shall not have been satisfied, but at such scheduled expiration date each of the other conditions set forth in Section 14-- "Conditions of the Offer" shall then be satisfied, at the request of the Company, the Purchaser shall extend the Offer from time to time, subject to the right of Parent, the Purchaser or the Company to terminate the Merger Agreement pursuant to the terms thereof. Parent and the Purchaser have further agreed that, in the event the Purchaser wishes to terminate the Offer solely by reason of the existence of a banking moratorium or suspension of payments in respect of banks in the United States in accordance with clause (i) of the second sentence of Section 14--"Conditions of the Offer", the Purchaser shall first extend the Offer for a minimum period of ten days, it being understood that, if at the end of such ten day period, a banking moratorium or suspension of payments in respect of banks in the United States shall be in effect, the Purchaser shall then be entitled to terminate the Offer under the provisions of clause (i) of the second sentence of Section 14--"Conditions of the Offer", PROVIDED, that the Purchaser shall not be required to extend the Offer more than once pursuant to this requirement. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, Parent, the Purchaser and the Company have further agreed that, in the event that upon any scheduled expiration date of the Offer (or any extension thereof), (x) all conditions to the Offer set forth in Section 14--"Conditions of the Offer" have been satisfied and (y) for a period of five consecutive trading days prior to the expiration of the Offer (or any extension thereof), the average of the daily closing values of the S&P Index for such five trading days shall reflect a decline in excess of 25% as compared to the closing value of the S&P Index on the close of business on the trading day next preceding the date of the Merger Agreement, then the Purchaser shall be entitled to extend the Offer for a period not to exceed eight trading days.

    Pursuant to the terms of the Merger Agreement, the Company has approved of and consented to the Offer and has represented (a) that its Board of Directors has unanimously (i) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and declared that the Merger is advisable, (ii) recommended that the Company's stockholders accept the Offer and approve and adopt the Merger Agreement and approve the Merger, and (iii) taken all action necessary to render Section 203 of the DGCL and the Rights Agreement inapplicable to the Offer and the Merger; and (b) William Blair & Company has delivered to the Board of Directors of the Company its written opinion that the consideration to be received by the Holders in the Offer and the Merger is fair, from a financial point of view, to such Holders, subject to the assumptions and qualifications contained in such opinion.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company on the later of the date the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger (such date, the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

    At the Effective Time each issued and outstanding Share (including the associated Rights), (other than Shares held by any wholly owned subsidiary of the Company or in the treasury of the Company, or by Parent, the Purchaser or any other wholly owned subsidiary of Parent, which Shares will cease to be outstanding and be cancelled and retired and none of which shall receive any payment with respect thereto, and other than Shares, if any, held by Holders who perfect their appraisal rights under the DGCL) will by virtue of the Merger and without any action by the holders thereof, be converted into the right to receive $25.00 in cash payable to the Holder thereof, without interest thereon (the "Merger Consideration"). In addition, at the Effective Time, each issued and outstanding share of the capital stock of the Purchaser will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90 percent of the outstanding Shares, the Company, Parent and the Purchaser shall take all necessary action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

    The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) if approval of the Merger by the holders of the Common Stock is required by applicable law, the Merger shall have been approved by the requisite vote of such holders; (ii) no domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (each a "Governmental Entity") or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; PROVIDED, HOWEVER, that each of the parties to the Merger Agreement shall use their reasonable best efforts to have any such order, decree or injunction vacated; (iii) the Purchaser shall have accepted for payment and paid for the Shares properly tendered pursuant to the Offer in an amount sufficient to satisfy the Minimum Condition; PROVIDED, HOWEVER, that this condition will be deemed waived with respect to the obligations of Parent and the Purchaser if the Purchaser fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer; and (iv) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

    CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Merger Agreement provides that, at the Effective Time, the directors and officers of the Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. In addition, the Certificate of Incorporation (as amended to change the name of the Purchaser to "First Commonwealth, Inc.") and Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    COMPANY STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, promptly following the purchase of Shares pursuant to the Offer if approval of the Merger by the stockholders of the Company is required by applicable law, the Company shall call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall take all action necessary or advisable to obtain stockholder approval of the Merger. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer and the Company will, through its Board of Directors, subject to the Merger Agreement, recommend to its stockholders the approval of the Merger. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or the Purchaser becomes a record holder of Shares purchased pursuant to the Offer.

    The Company has agreed that, if stockholder approval of the Merger is required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be cleared by the Commission. The Company has agreed to take all such action as may be necessary or advisable to obtain the necessary approvals by its stockholders of the Merger, the Merger Agreement and the transactions contemplated thereby. Parent has agreed to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, the Purchaser or any other subsidiary of Parent to be voted in favor of the approval of the Merger.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the Purchaser having acquired a majority of the Shares on a fully diluted basis, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, a percentage of all directors rounded up to the nearest whole number equal to the percentage of the outstanding Shares then owned by the Purchaser, and the Company shall, at such time, cause the Purchaser's designees to be so elected by its existing Board of Directors; PROVIDED, HOWEVER, that in the event that the Purchaser's designees are so elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and PROVIDED, FURTHER, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly increase the size of the Company's Board of Directors, or remove or cause the resignation of sufficient directors to enable the Purchaser's designees to be elected or appointed to, and to constitute a majority of the directors on, the Company's Board of Directors as provided above.

    Subject to applicable law, the Company has agreed to take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company has agreed to make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees).

    INTERIM OPERATIONS. The Merger Agreement provides that except as otherwise expressly contemplated by the Merger Agreement or as described in the Company's disclosure letter (the "Company Disclosure Letter") delivered concurrently with the delivery of the Merger Agreement, during the period from the date of the Merger Agreement through the Effective Time, the Company shall, and shall cause its subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by the Merger Agreement or as described in the Company Disclosure Letter, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent: (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or
(z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of employee stock options to purchase Shares ("Stock Options") outstanding on May 19, 1999), in accordance with their current terms or enter into any agreement or contract with respect to the sale or issuance of any of its securities; (c) amend its charter or bylaws or the Rights Agreement; (d) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice); (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice for working capital purposes, or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to the Company or any wholly owned subsidiary of the Company and other than in the ordinary course of business consistent with past practice;
(g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company or adopt any plan with respect to any of the foregoing; (h) grant any severance or termination pay not currently required to be paid under existing severance plans, enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan (including without limitation, the Company's 1995 Long-Term Incentive Plan and 1987 Statutory-Nonstatutory Stock Option Plan (collectively, the "Stock Option Plans")), or enter into or amend any employment or consulting agreement; (i) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $100,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of,

$500,000, in the aggregate; (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees provided that, with respect to employees that are not executive officers or directors, the Company may increase compensation associated with promotions and regular reviews in the ordinary course of business consistent with past practice; (k) agree to the settlement of any material claim or litigation; (l) make or rescind any material tax election or settle or compromise any material tax liability; (m) except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting; (n) except as required under the Stock Option Plans and as otherwise provided in the Merger Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits; (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in documents filed with the Commission by the Company; (p) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities; (q) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; or (r) agree, in writing or otherwise, to take any of the foregoing actions; PROVIDED, HOWEVER, that the Merger Agreement provides that nothing set forth in the foregoing clauses (a) through (r) shall be deemed to prohibit the Company from making such expenditures as it deems reasonably necessary to complete its Year 2000 readiness plan as disclosed to the Parent.

    NO SOLICITATION.  The Merger Agreement provides as follows:

    (a) The Company and its affiliates (as such term is defined under Rule 12b-2 under the Exchange Act) and each of their respective officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents shall immediately cease any discussions or negotiations which may be ongoing with third parties with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it permit any of its affiliates (as defined under Rule 12b-2 under the Exchange Act) to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of, the Company or any of its affiliates to, (i) solicit, facilitate, initiate or encourage the submission of, any Takeover Proposal (including, without limitation, the taking of any action which would make the Rights Agreement or Section 203 of the DGCL inapplicable to a Takeover Proposal), (ii) enter into any agreement with respect to any Takeover Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement or (iii) participate in any way in any discussions or negotiations regarding, or furnish to any person or legal entity (other than Parent or the Purchaser) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that prior to acceptance for payment of Shares pursuant to the Offer, in response to an unsolicited Takeover Proposal and in compliance with its obligations under paragraph (d) below, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement described below) to any third party which makes a Superior Proposal (as defined below) if the Board of Directors believes (based on the written advice of independent, outside, nationally-recognized, legal counsel) that failing to take such action would constitute a breach of its fiduciary duties.

    For purposes of the Merger Agreement, "Takeover Proposal" means (i) any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries or (iii) any merger, consolidation, business combination, sale of all, or substantially all, of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries; and "Superior Proposal" means a BONA FIDE proposal made by a third party to acquire all outstanding Shares pursuant to a tender offer or a merger or purchase of all of the assets of the Company (w) on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of William Blair & Company and independent, outside, nationally-recognized, legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement, (x) for which financing is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available"), (y) which is not subject to any financing or due diligence condition and (z) which, in the written opinion of William Blair & Company, is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (as they may be modified pursuant to the provisions of the Merger Agreement described in clause (d)(iii) under "--Termination").

    (b) Except as set forth in paragraph (c) below, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

    (c) Notwithstanding anything to the contrary in the Merger Agreement, prior to the acceptance for payment of Shares pursuant to the Offer, the Company may recommend to its stockholders a Takeover Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if
(1) a third party makes a Superior Proposal, (2) all the conditions to the Company's right to terminate the Merger Agreement in accordance with the provisions thereof have been satisfied (including the satisfaction of certain waiting periods and the payment of certain fees as further described in clause
(d)(iii) under "--Termination") and (3) simultaneously with such withdrawal, modification or recommendation, the Merger Agreement is terminated in accordance with the termination provisions thereof.

    (d) On the date of receipt thereof, if possible, but no later than 12 hours after receipt thereof, the Company shall advise Parent in writing of any request for information or any Takeover Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal, inquiry, proposal, discussion or negotiation and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the person or entity making any such Takeover Proposal or such request, inquiry or proposal or with whom any discussion or negotiations are taking place. The Company shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other person or entity in connection with any Takeover Proposal which was not previously provided to Parent.

    (e) Nothing contained in the Merger Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company (based upon written advice of independent, outside, nationally-recognized, legal advisors), such disclosure is required by applicable state or federal securities laws or is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

    (f) The Company shall request each person or entity which, prior to the date of the Merger Agreement, has executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

    THIRD PARTY STANDSTILL AGREEMENTS. The Merger Agreement provides that, during the period from May 19, 1999, through the Effective Time, (i) the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent), and (ii) the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States, or any state thereof, having jurisdiction.

    DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Merger Agreement provides that, from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that the Company receives reasonable affirmations and undertakings from such persons to repay all amounts advanced if it should be ultimately determined that such person was not entitled to indemnification.

    In addition, Parent has agreed to provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, for the benefit of the Company's current directors and officers, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 1.25 times the last annual premium paid prior to the date of the Merger Agreement, but in such case shall purchase as much such coverage as possible for such amount.

    OPTIONS. Pursuant to the Merger Agreement, the Company shall (i) terminate the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries (collectively "Stock Incentive Plans"), immediately prior to the Effective Time without prejudice to the holders of Stock Options (as hereinafter defined), (ii) grant no additional Stock Options, and (iii) amend, immediately prior to the Effective Time, the provisions of any other Company Benefit Plan providing for the issuance, transfer or grant of any Shares, or any interest in respect of any Shares, to provide no continuing rights to acquire, hold, transfer, or grant any Shares or any interest in any Shares.

    In addition, immediately upon the consummation of the Offer, provided that a "Change of Control" has occurred under the terms of the Stock Incentive Plans, all outstanding Stock Options previously granted under the Stock Incentive Plans shall become fully exercisable and vested, and the Stock Options shall be cancelled by the Company, and the holders thereof shall receive a cash payment (the "Cash Payment") from the Company in an amount (if any) equal to the number of Shares subject to such option multiplied by the difference (if positive) between the exercise price per Share covered by the option and the highest per share price offered to stockholders of the Company in the Offer. The Company shall request such holders to acknowledge the cancellation of all Stock Options held by such holders, including any Stock Options as to which the exercise price equals or exceeds such price per share. The Company shall deliver to Parent within five business days of the date of the Merger Agreement a true and complete list of Stock Options which are outstanding as of the date of the Merger Agreement, together with detailed calculations of the Cash Payments relating to such Stock Options had the Effective Time occurred on the date of delivery thereof. The Company shall update such list and such calculations as of, and deliver such update to Parent on, the date that is two business days prior to the Effective Time, such updated list and calculations made as if the Effective Time would occur on such date. Except as otherwise contemplated in the Merger Agreement, any then-outstanding stock appreciation rights or limited stock appreciation rights issued by the Company or any subsidiary of the Company shall be cancelled immediately prior to the Effective Time without any payment therefor. The Company shall ensure that neither it nor any of its subsidiaries is or will be bound by any Stock Options, other options, warrants, rights or agreements which would entitle any person or entity, other than Parent or it subsidiaries, to own any Shares or to receive any payment in respect thereof.

    CERTAIN EMPLOYEE BENEFITS. Pursuant to the Merger Agreement, until at least December 31, 1999, Parent shall maintain employee benefits and programs for retirees, officers and employees of the Company and its subsidiaries that are no less favorable in the aggregate than those being provided to such retirees, officers and employees on the date of the Merger Agreement (it being understood that Parent will not be obligated to continue any one or more employee benefits or programs); provided that the Company shall not be obligated to continue any Stock Incentive Plan or provide any other incentive plan or benefits in lieu thereof. For purposes of eligibility to participate in and vesting in all benefits provided to retirees, officers and employees, retirees, officers and employees of the Company and its subsidiaries will be credited with years of service with the Company and its subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company. Amounts paid before the Effective Time by retirees, officers and employees of the Company under any medical plans of the Company shall after the Effective Time be taken into account in calculating balances for deductibles and maximum out-of-pocket limits applicable under the medical plan of Parent for the plan year during which the Effective Time occurs as if such amounts had been paid under such medical plan of Parent.

    In addition, the Merger Agreement provides that after the Effective Time, Parent shall cause the Company to maintain for 1999, without modification or amendment, except as set forth in the Merger Agreement, its Management Bonus Plan for all covered employees.

    Parent has agreed that it will maintain the Company's standard severance policy as in effect on the date of the Merger Agreement for a period of at least two years from the Effective Time and that Parent will honor or cause to be honored all employment, severance and similar agreements with the Company's officers and employees to the extent that executed copies of such agreements have been delivered to Parent or are disclosed in the documents filed by the Company with Commission or were otherwise disclosed to Parent. Parent and its subsidiaries have agreed that they will provide reasonable and customary outplacement services to officers of the Company and its subsidiaries who are terminated by the Company as a result of, or within two years following, the Merger, which outplacement services provided to such officer shall include one-on-one counseling and assistance.

    AGREEMENT TO USE REASONABLE BEST EFFORTS. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, each of the Company, Parent and the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by the Merger Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including without limitation, all filings under the HSR Act, and the filing of a Form A application and/or other documents as may be required with the Arizona, Illinois, Indiana, Wisconsin, Missouri and Michigan Departments of Insurance and the approval thereof by the Directors of Insurance of such Departments of Insurance, and any other required filings with or approvals by state agencies regulating corporations or insurance companies applicable to the transactions contemplated thereby, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

    YEAR 2000 COMPLIANCE. The Merger Agreement provides that, prior to the Effective Time, Parent and its representatives shall have the right, during normal business hours, and at other reasonable times upon request, to have full and complete access to the Company's hardware, information systems and all software material to the business, finances or operations of the Company ("Software") for the purpose of assisting the Company in assessing, developing, executing and testing the Company's Year 2000 readiness plan. In connection therewith, the Company agreed to cause its officers, employees and agents to fully cooperate with the representatives of Parent and to provide them with all information, data, records, documents and any other material which they may request relating to the Company's hardware, Software and information systems. The Company has agreed to seriously consider any and all recommendations made by Parent or its representatives relating to the Company's Year 2000 readiness plan and to take full advantage of Parent's resources and expertise in connection therewith.

    In addition, the Merger Agreement provides that if Parent reasonably determines that there exists any material deficiency in the Company's Year 2000 readiness plan, the Company shall take such action as Parent reasonably requests as necessary to cure such deficiency. As part of this process, the Company and Parent shall establish a joint Year 2000 readiness steering committee which shall consider and make recommendations relating to the Company's Year 2000 readiness plan (the "Committee"), which shall consist of three representatives from the Company and up to three representatives designated by Parent. The Committee shall meet as often as may be necessary for the purpose of ensuring that the Company is assessing, developing, executing and testing the Company's Year 2000 readiness plan in a timely and effective manner. If the members of the Committee do not by majority vote agree on or prior to July 13, 1999 that the Company's Year 2000 readiness plan is or will be implemented on a timely and effective manner in all material respects, the Company and Parent shall designate a third party consultant which is mutually acceptable to both the Company and Parent to assess and make recommendations with respect to the Company's Year 2000 readiness plan (the "Consultant"). If the Consultant identifies any material deficiency in the Company's Year 2000 readiness plan, the Company agrees to follow the recommendations of Consultant which are reasonably requested by Parent.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capital structure, financial statements, public filings, litigation, compliance with applicable laws, consent and approvals, employee benefit plans, brokers' or finders' fees, state takeover statutes, voting requirements, taxes, intellectual property, Year 2000 compliance and the absence of any material adverse changes in the Company since December 31, 1998.

    The Company also represented that the Board of Directors had taken all necessary action to amend the Rights Agreement to (a) render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (b) ensure that (x) neither Parent nor the Purchaser nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and
(y) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the consummation of any of the other transactions contemplated by the Merger Agreement.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by Parent or the Purchaser:

           (i) if, prior to the purchase of Shares pursuant to the Offer, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of a condition set forth in clause (d) or (e) of the Offer conditions set forth in the second sentence of Section 14--"Conditions of the Offer", (y) cannot or has not been cured prior to fifteen (15) days after the giving of written notice of such breach to the Company and (z) has not been waived by Parent pursuant to the provisions of the Merger Agreement; or

           (ii) if the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Shares thereunder due to an occurrence which results in a failure to satisfy any one or more of the conditions set forth set forth in Section 14--"Conditions of the Offer", unless any such failure shall have been caused by or resulted from the breach by Parent or the Purchaser in any material respect of their respective representations and warranties in the Merger Agreement or the failure of Parent or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement; or

           (iii) it shall have been publicly disclosed, or Parent shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (b)(iii) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding Shares has been acquired by any person, entity or group (as defined in Section 13(d)(3) under the Exchange Act); or

    (c) by the Company:

           (i) if Parent or the Purchaser shall have (x) terminated the Offer or
       (y) failed to pay for any Shares pursuant to the Offer on or prior to the Termination Date, unless, in the case of (x) or (y), such termination or failure shall have been caused by the failure of the Company to satisfy the conditions to the Offer set forth in clauses (d) or (e) set forth in the second sentence of Section 14--"Conditions of the Offer"; or

           (ii) if the Offer has not been timely commenced in accordance with the terms of the Merger Agreement; or

           (iii) if, prior to the purchase of Shares pursuant to the Offer, Parent or the Purchaser has breached in any material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within fifteen (15) days after the giving of written notice to Parent or the Purchaser (other than any matters that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below) with respect to Parent or the Purchaser); or

    (d) by either Parent or the Company:

           (i) if the Effective Time has not occurred on or prior to the close of business on the date which is 120 days after the date of the Merger Agreement (the "Termination Date"); PROVIDED, HOWEVER, that the Termination Date shall be the date which is 180 days after the date of the Merger Agreement if the Regulatory Condition has not been satisfied but all other conditions set forth in Section 14--"Conditions of the Offer" have been satisfied on the date which is 120 days after the date of the Merger Agreement; PROVIDED, FURTHER, that the right to terminate the Merger Agreement pursuant to this clause shall not be available (y) to Parent if the Purchaser or any affiliate of the Purchaser acquires Shares pursuant to the Offer, or (z) to any party whose failure to fulfill any material obligation of the Merger Agreement or other material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the aforesaid date; or

           (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

           (iii) if a Superior Proposal is received by the Company and the Board of Directors of the Company believes (based on the written advice of independent outside nationally recognized legal counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; PROVIDED, HOWEVER, that the Company may not terminate the Merger Agreement pursuant to this paragraph (d)(iii) unless and until (x) five
       (5) business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors and during such five (5) business day period the Company has fully cooperated with Parent including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the person or entity making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; (y) at the end of such five (5) business day period the Takeover Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company continues to believe (and has again been advised in writing by independent outside nationally recognized legal counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; and (iii) (x) prior to such termination, Parent has received all fees as set forth in the Merger Agreement and described below under "--Payment of Certain Fees and Expenses upon Termination" by wire transfer in same day funds and (y) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

    The Merger Agreement provides that, in the event of termination of the Merger Agreement by either Parent or the Company pursuant to the provisions described above, the Merger Agreement will become void and there shall be no liability thereunder on the part of the Company, Parent or the Purchaser or their respective officers or directors (except for breach of the Merger Agreement and the survival of certain provisions relating to broker's and finder's fees, fees and expenses and confidential information).

    PAYMENT OF CERTAIN FEES AND EXPENSES UPON TERMINATION. Except as provided in the next succeeding sentence, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in the Merger Agreement. If the Merger Agreement is terminated (i) by Parent in accordance with paragraph (b)(ii) under the heading "--Termination" hereof because of the occurrence of any of the events set forth in clauses (d),
(e) or (f) of the second sentence of Section 14--"Conditions of the Offer"; (ii) Parent or the Company, as the case may be, in accordance with paragraph (b)(i) or paragraph (d)(iii) under the heading "--Termination"; or (iii) by Parent, pursuant to any provision of the Merger Agreement other than those described in the preceding clauses (i) and (ii) of this sentence, or, except to the extent that the termination of the Merger Agreement is the result of a breach by Parent or the Purchaser in any material respect of its representations, warranties or covenants in the Merger Agreement, by the Company pursuant to paragraph (d)(i) or paragraph (d)(ii) under the heading "--Termination" if, in any such case described in this clause (iii) of this sentence, (x) a Takeover Proposal has been made after the date of the Merger Agreement and (y) within twelve (12) months of the date of such termination, the Company shall enter into an Acquisition Agreement with any person or entity other than Parent or any of its affiliates, then the Company shall (except as required to be paid earlier in accordance with paragraph (d)(iii) set forth under "--Termination") on the business day next succeeding the date of termination (or in the case of a termination pursuant to clause (iii) of this sentence, the business day next succeeding the execution of such agreement), (A) reimburse Parent in immediately available funds for the Expenses of Parent and the Purchaser, not to exceed $1.5 million, and (B) pay to Parent in immediately available funds an amount equal to $3.9 million.

    For the purposes of the Merger Agreement, "Expenses" means the documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or the Purchaser in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

STOCKHOLDER AGREEMENTS

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE STOCKHOLDER AGREEMENTS. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDER AGREEMENTS, EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE STOCKHOLDER AGREEMENTS MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY".

    Throughout this section any reference to "the Stockholder" shall be a reference to either of Mr. Multhauf and Mr. Mulligan, as the context may require, each of whom is party to a Stockholder Agreement. The Stockholder Agreements have identical terms and cover the Shares which each Stockholder owns beneficially and of record, together with any other shares of capital stock of the Company of which such Stockholder acquires beneficial ownership after May 19, 1999 and during the term of the Stockholder Agreement (the "Subject Shares"). As of May 18, 1999, Mr. Multhauf beneficially owned 329,788 Shares (or approximately 8.2% of the Shares on a fully-diluted basis) and Mr. Mulligan beneficially owned 367,287 Shares (or approximately 9.1% of the Shares on a fully-diluted basis).

    THE COVENANTS. Pursuant to the Stockholder Agreement, the Stockholder has agreed: (i) so long as the Merger Agreement has not been terminated, to tender pursuant to the Offer, and not withdraw, the Subject Shares; (ii) at any stockholders meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, to vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; (iii) at any meeting of stockholders of the Company (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval is sought, other than with respect to the Merger or Merger Agreement, to vote (or cause to be voted) the Subject Shares (a) against any merger agreement or merger, consolidation, combination, sale, lease or transfer of all or substantially all of the assets of the Company, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any subsidiary of the Company or any other Takeover Proposal (as defined under the heading "--Merger Agreement--No Solicitation"); (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholder Agreement; or (c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stockholder Agreement and the Merger Agreement; (iv) except as provided in paragraph (i) above, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to any Transfer of the Subject Shares to any person (other than Parent) or (b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares and not to commit or agree to take any of the foregoing actions; (v) not to, and not to permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to, (a) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (b) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal; (vi) to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement; (vii) to waive any rights of appraisal or rights to dissent from the Merger that the Stockholder may have; and (viii) not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with the Stockholder Agreement or the Merger Agreement.

    Each Stockholder Agreement provides that the Stockholder has made the covenants and agreements contained therein in the Stockholder's capacity as a stockholder of the Company and that nothing contained therein shall limit the Stockholder's ability, to the extent the Stockholder is a director of the Company and is acting in such capacity, to discharge the Stockholder's fiduciary duties as a director of the Company under applicable law based on the advice of independent, outside, nationally recognized legal counsel (which may be counsel to the Company).

    REPRESENTATIONS AND WARRANTIES. In each Stockholder Agreement, the relevant Stockholder has made customary representations and warranties to Parent with respect to, among other things, ownership of, and capacity with respect to the Subject Shares, legal capacity to enter into the Stockholder Agreement and absence of liens in respect of the Subject Shares.

    TERMINATION. Pursuant to the Stockholder Agreement, the obligations of the Stockholder under such Stockholder Agreement terminate upon the earlier of (i) the date which is 180 days after the date of termination of the Merger Agreement or (ii) the Effective Time.

RIGHTS AGREEMENT

    THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE RIGHTS AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT AND THE AMENDMENTS THERETO WHICH ARE INCORPORATED HEREIN

BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS EXHIBITS TO THE SCHEDULE 14D-1. THE RIGHTS AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY".

    On October 20, 1995, the Board of Directors of the Company declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock of the Company. The dividend was paid to holders of record of the Common Stock on November 16, 1995, the effective date of the Company's initial public offering registration statement (the "Record Date"). Each Right entitles the holder thereof (except as described below) to purchase from the Company one one-hundredth of a share of the Series A Junior Participating Preferred Stock, $.001 par value (the "Preferred Shares"), of the Company at a price (the "Exercise Price") of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The terms of the Rights are set forth in the Stockholders Rights Agreement dated as of November 1, 1995, as amended (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). The Company has amended the Rights Agreement to render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. All undefined capitalized terms used in the discussion below are used as defined in the Rights Agreement.

    The Rights associated with the Common Stock outstanding as of the Record Date currently are evidenced solely by the stock certificates for such Common Stock. The Rights will separate from the Common Stock upon the earlier to occur of (i) 10 Business Days after the first public announcement that any Person (other than an Exempt Person (as hereinafter defined)) has become an Acquiring Person (as hereinafter defined) and (ii) 10 Business Days (or such other Business Day as may be determined by action of the Board prior to the time that any Person shall become an Acquiring Person (as hereinafter defined) after the commencement by any Person (other than an Exempt Person) of, or the first public announcement of its intention to commence, a tender or exchange offer if, upon the consummation thereof, such Person would be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock (the earlier of the dates specified in clauses (i) and (ii) being hereinafter called the "Distribution Date"). Notwithstanding the foregoing or any provision to the contrary in the Rights Agreement, a Distribution Date shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. After the Distribution Date, the Rights will be evidenced solely by separate certificates and will trade independently from the Common Stock.

    An "Acquiring Person" is any Person who or which, together with its Affiliates and Associates, has acquired 15% or more of the shares of Common Stock then outstanding, but does not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan or other compensation program or arrangement of the Company or of any such Subsidiary or (iv) any Person holding shares of Common Stock for or pursuant to the terms of any such plan, program or arrangement (the Persons specified in clauses (i) through (iv) being herein collectively called "Exempt Persons"). Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," has become so inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed to be an "Acquiring Person." Notwithstanding anything in the Rights Agreement to the contrary, neither Parent, nor any of its Affiliates or Associates, including but not limited to, the Purchaser, is or shall be deemed to be an Acquiring Person as a result of (i) the execution and delivery of the Merger Agreement, or (ii) any action taken by Parent, the Purchaser or any of their Affiliates, Associates or shareholders in accordance with the provisions of the Merger Agreement, including, without limitation, the initiation or consummation of the Offer or the consummation of the Merger in accordance with the provisions of the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

    A "Share Acquisition Date" is the first date on which there is a public announcement, such as a press release or a filing with the Securities and Exchange Commission, by the Company or an Acquiring Person that an Acquiring Person has become such. The Second Amendment to the Rights Agreement provides that a Share Acquisition Date shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

    The Rights Agreement provides that, until the Distribution Date (or the earlier redemption or expiration of the Rights), the Rights may be transferred only with the associated shares of Common Stock. Until the Distribution Date (or the earlier redemption or expiration of the Rights), stock certificates for Common Stock issued after the Record Date, either upon transfer of outstanding shares or original issuance of additional shares of Common Stock, will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any stock certificate for shares of Common Stock, with or without such legend and whether or not a copy of this Summary of Rights is attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such stock certificate.

    As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of the Common Stock as of the Close of Business on the Distribution Date, which thereafter will constitute the sole evidence of the Rights. Each share of Common Stock issued by the Company after the Record Date and prior to the earlier redemption or expiration of the Rights, including any shares of Common Stock issued by reason of the exercise of any option, warrant, right (other than the Rights) or conversion or exchange privilege (however evidenced) issued by the Company prior to the Distribution Date, will be accompanied by a Right (unless the Board expressly provides to the contrary at the time of issuance of any such option, warrant, right or privilege), and Rights Certificates evidencing such Rights will be issued at the same time as the stock certificates for the associated shares of Common Stock.

    The Rights are not exercisable until the Distribution Date. Moreover, the time when the Rights may be exercised is restricted as described in the next paragraph. The Rights will expire on the tenth anniversary of the Record Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

    In the event that any Person becomes an Acquiring Person (a "Section 11(a)(ii) Event" as defined in the Rights Agreement), proper provision will be made so that the registered holder of each Right (other than Rights Beneficially Owned as described in the next sentence) will thereafter have the right to receive, upon exercise thereof, the number of shares of Common Stock which, at the time of the occurrence of such event, will have a market value equal to two times the then current Exercise Price. After the occurrence of the event described in the preceding sentence, all Rights which are, or (under certain circumstances specified in the Rights Agreement) were, Beneficially Owned by a Restricted Person or specified transferees therefrom will be or become void. Under no circumstances may a Right be exercised after the occurrence of either such event unless the Company's right to redeem the Rights (as described below) has expired. The Second Amendment to the Rights Agreement provides that a
Section 11(a)(ii) Event shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

    If, on or after the date on which any Person has become an Acquiring Person, any of the following transactions (each a "Section 13 Event" as defined in the Rights Agreement) occur: (i) the Company merges into or consolidates with an Interested Stockholder (as hereinafter defined) or, unless all holders of the Company's outstanding shares of Common Stock are treated the same, another Person (with limited designated exceptions); (ii) an Interested Stockholder or, unless all holders of the Company's outstanding shares of Common Stock are treated the same, another Person (with limited designated exceptions) merges into the Company and either (A) all or part of the outstanding shares of Common Stock of the Company are converted into capital stock or other securities of any other Person (or the Company), cash and/or other property or (B) such shares remain outstanding, unconverted and unchanged; or (iii) the Company sells or transfers 50% or more of its consolidated assets or earning power to an Interested Stockholder (as hereinafter defined) or, unless all holders of the Company's outstanding shares of Common Stock are treated the same, another Person (with limited designated exceptions); proper provision will be made so that the registered holder of each Right (other than Rights which have become void) will thereafter have the right (the "Flip-Over Right") to receive, upon exercise thereof, the number of common shares of the acquiror (or of another Person affiliated therewith) which, at the time of consummation of such transaction, will have a market value equal to two times the then current Exercise Price. An "Interested Stockholder" is any Restricted Person or any Affiliate or Associate of any other Person in which such Restricted Person has an interest, or any Person acting, directly or indirectly, on behalf of or in concert with any such Restricted Person. The Second Amendment to the Rights Agreement provides that a Section 13 Event shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

    The Second Amendment to the Rights Agreement provides that a Triggering Event (which is defined in the Rights Agreement to be any Section 11(a)(ii) Event or any Section 13 Event) shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

    The Exercise Price payable, the number and kind of shares of capital stock issuable upon exercise of the Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution (i) in the event of a dividend payable in Preferred Shares on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to the holders of the Preferred Shares of certain options, warrants or rights to subscribe for or purchase Preferred Shares at a price, or securities convertible into or exchangeable for Preferred Shares with a conversion or exchange price, less than the then Fair Market Value of the Preferred Shares or (iii) upon the distribution to the holders of the Preferred Shares of cash, securities, evidences of indebtedness or other property (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or options, warrants or rights (other than those referred to in clause (ii) above).

    The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a dividend on the Common Stock payable in shares of Common Stock or a subdivision, combination or reclassification of the Common Stock occurring, in any such case, prior to the Distribution Date.

    With certain specified exceptions, no adjustment in the Exercise Price will be made until the cumulative adjustments required equal at least 1% of the Exercise Price. The Company is not required to issue fractional Preferred Shares (other than fractions which are multiples of one one-hundredth of a Preferred Share), but in lieu thereof the Company would be required to make a cash payment based on the Fair Market Value of the Preferred Shares on the trading day immediately preceding the date of exercise.

    The Preferred Shares receivable upon exercise of the Rights will not be redeemable. Each Preferred Share will entitle the holder thereof to receive a preferential quarterly dividend equal to 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of Common Stock), declared on the Common Stock during such quarter, adjusted to give effect to any dividend on the Common Stock payable in shares of Common Stock or any subdivision, combination or reclassification of the Common Stock (a "Dilution Event"). Each Preferred Share will entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company, voting together as a single class with the holders of the Common Stock and the holders of any other class of capital stock having general voting rights, adjusted to give effect to any Dilution Event. In the event of liquidation of the Company, the holder of each Preferred Share will be entitled to receive a preferential liquidation payment equal to 100 times the aggregate per share amount to be distributed to the holders of the Common Stock, adjusted to give effect to any Dilution Event, plus an amount equal to accrued and unpaid dividends and distributions on such Preferred Share, whether or not declared, to the date of such payment. In the event of any merger, consolidation or other transaction in which the outstanding shares of Common Stock of the Company are exchanged for or converted into other capital stock, securities, cash and/or other property, each Preferred Share will be similarly exchanged or converted into 100 times the per share amount applicable to the Common Stock, adjusted to give effect to any Dilution Event.

    Because of the nature of the dividend, voting, liquidation and other rights accorded to each Preferred Share, the value of the one one-hundredth of a Preferred Share receivable upon the exercise of each Right should approximate the value of one share of Common Stock.

    At any time prior to the earliest of (i) 10 Business Days after the first public announcement that any Person (other than an Exempt Person) has become an Acquiring Person, (ii) the occurrence of any transaction which permits the exercise of the Flip-Over Right and (iii) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at the redemption price of $.01 per Right, adjusted to give effect to any Dilution Event (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board, in its sole discretion, may establish. After the redemption period has expired, the Company's right of redemption may be reinstated, under the circumstances specified in the Rights Agreement, if either (i) the Person who became an Acquiring Person shall reduce, in one or a series of related transactions not involving the Company or any Subsidiary or the occurrence of any transaction which permits the exercise of the Flip-Over Right, its Beneficial Ownership of the outstanding shares of Common Stock to less than 10% of such outstanding shares or (ii) in connection with any transaction which permits the exercise of the Flip-Over Right, which does not involve an Interested Stockholder and in which all holders of the Common Stock are treated the same. Immediately after action by the Board directing the redemption of the Rights, the option to exercise the Rights will terminate, and thereafter each registered holder of the Rights will only be entitled to receive the Redemption Price therefor.

    At any time after any Person has become an Acquiring Person and prior to the time that any Person (other than an Exempt Person), together with its Affiliates and Associates, has become the Beneficial Owner of 50% or more of the outstanding shares of Common Stock, the Board may direct that all or any part of the outstanding Rights (other than Rights which have become void) be exchanged for shares of Common Stock at the exchange rate of one share of Common Stock (or one one-hundredth of a Preferred Share or of another share of capital stock of the Company having equivalent rights, preferences and privileges) per Right, adjusted to give effect to any Dilution Event.

    Prior to the Distribution Date, the terms of the Rights and the Rights Agreement may be supplemented or amended by the Board in any manner. From and after the Distribution Date, the Rights may be supplemented or amended by the Board, without the approval of the holders of the Rights, in certain respects which do not adversely affect, as determined by the Board, the interests of such holders; PROVIDED, HOWEVER, that the Rights Agreement cannot be amended to lengthen (i) any time period unless such lengthening is for the benefit of the holders of the Rights or (ii) any time period relating to when the Rights may be redeemed if at such time the Rights are not then redeemable.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

CONFIDENTIALITY AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY AGREEMENT, DATED AS OF MARCH 24, 1999, BETWEEN THE PARENT AND THE COMPANY (THE "CONFIDENTIALITY AGREEMENT"). THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE CONFIDENTIALITY AGREEMENT CAN BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7--"CERTAIN INFORMATION CONCERNING THE COMPANY".

    Pursuant to the Confidentiality Agreement, Parent has agreed, among other things, (i) except as required by law, to keep all information furnished by the Company or its Representatives (as defined below), whether oral or written and regardless of the manner in which it is furnished ("Proprietary Information"), confidential and not to disclose or reveal any Proprietary Information to any person other than Representatives participating in the evaluation of a potential transaction, (ii) not to use Proprietary Information for any purpose other than in connection with its evaluation of a potential transaction or the consummation of a transaction and (iii) except as required by law or pursuant to a listing agreement with an exchange or the Nasdaq Stock Market, not to disclose to any person the fact that the Proprietary Information exists or has been made available or certain other facts.

    "Proprietary Information" does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Parent or its directors, officers, employees, advisors (including financial advisors, accountants and counsel) and affiliates (collectively, "Representatives"), (ii) was available to Parent on a nonconfidential basis prior to its disclosure by the Company or its Representatives or (iii) becomes available to Parent on a nonconfidential basis from a person other than the Company or its Representatives who is not or should not be reasonably known by Parent to be bound by a confidentiality agreement with the Company or any of its Representatives and is otherwise not or should reasonably not be known to be under an obligation to the Company or any of its Representatives not to transmit the information to another party.

    Parent has also agreed that during any time during the eighteen-month period following the date of the Confidentiality Agreement, unless specifically requested in writing by the Company, it will not, among other things, (i) acquire or seek to acquire beneficial ownership of any of the assets, business or securities of the Company, or any rights or options to acquire such ownership, (ii) solicit proxies with respect to any matter from stockholders of the Company, (iii) initiate, induce or attempt to induce any person to initiate any stockholder proposal or tender offer for any securities of the Company, any change of control of the Company or the convening of any stockholders' meeting of the Company or (iv) seek or propose to influence or control the management of the Company.

    Both Parent and the Company (each, a "Party" and, collectively, the "Parties") have agreed that, for a period of one year from the date of the Confidentiality Agreement, neither Party will hire or solicit for employment, or any consulting or independent contractor relationship, any of each other's employees.

EMPLOYMENT ARRANGEMENTS

    THE FOLLOWING IS A SUMMARY OF CERTAIN MATERIAL TERMS OF THE EMPLOYMENT LETTERS (AS DEFINED HEREIN). THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH AGREEMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS EXHIBITS TO THE SCHEDULE 14D-1.

    In connection with the Merger Agreement, Parent and each of Messrs. Multhauf and Mulligan (each, an "Executive") entered into a non-binding letter agreement (each, an "Employment Letter") relating to the possible terms of their employment following the consummation of the Merger. The Employment Letters contain identical terms. In each Employment Letter, Parent agreed that, effective upon the consummation of the Merger, it will cause the Company to offer to the Executive employment as a senior officer of the Company on substantially the terms set forth therein. Each of Parent and the Executive agreed to use their reasonable best efforts to negotiate in good faith a definitive employment agreement on such terms, and Parent agreed to use its reasonable best efforts to cause the Company to enter into such employment agreement as promptly as possible and in no event later than the date on which the transactions contemplated by the Merger Agreement are consummated. Each Employment Letter also provides that Parent and the Executive are not bound by the provisions of the Employment Letter unless and until a definitive employment agreement is executed.

    Each Employment Letter contemplates that the definitive employment agreement would include (i) a base annual salary of $225,000; (ii) an annual performance-related bonus of up to 100 percent of the base annual salary (with the first year annual bonus guaranteed at 100 percent); (iii) the Executive's participation in a long-term incentive compensation plan to be negotiated among the parties; (iv) the continuation of the Executive's employee benefits at their current level, the provision of life insurance and certain deferred compensation arrangements to be negotiated among the parties; (v) an agreement by the Executive not to compete directly or indirectly with Parent, the Company or any of Parent's affiliates, subsidiaries or business partners, with respect to any dental insurance, dental HMO/PPO indemnity or other dental coverage arrangement for a period of three years after termination of employment; and (vi) in the event of termination without cause, severance payments of two years base annual salary plus the average of the bonus paid to the Executive during the two years prior to such termination.

    12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent: (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs except as permitted, required or specifically contemplated by the Merger Agreement and nothing herein shall constitute a waiver by Parent or the Purchaser of any of its rights under the Merger Agreement or a limitation of remedies available to Parent or the Purchaser for any breach of the Merger Agreement, including termination thereof.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION.

    MARKET FOR SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. The Shares are traded on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held was less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held was less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $15,000,000, and either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years did not exceed $50,000,000, and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the Shares are not considered as being publicly held for this purpose. According to the Company, as of May 18, 1999, there were 142 holders of record of Shares (not including beneficial holders of Shares in street name), and as of May 18, 1999, there were 3,730,135 Shares outstanding. If the Common Stock were to be delisted, the associated Rights would be delisted as well.

    If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Common Stock under the Exchange Act is terminated.

    14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis, (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) all necessary filings with the Arizona, Illinois, Indiana, Wisconsin, Missouri and Michigan Departments of Insurance ("DOI") shall have been completed and, to the extent required, each of the DOI shall have issued a final order (which order shall not have been stayed or enjoined) approving, exempting or otherwise authorizing consummation of the Offer and the Merger and all other transactions contemplated by the Merger Agreement. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to commence the Offer or accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

        (a) there shall be threatened, instituted or pending any action or proceeding by any Governmental Entity, domestic or foreign, or by any other person or entity, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, domestic or foreign, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or the Purchaser on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or the Purchaser of any Shares or (v) otherwise directly or indirectly relating to the Offer or the Merger and which would reasonably be expected to have a Material Adverse Effect (as defined below) on the Company or Parent or the value of the Shares;

        (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued and applicable to (i) Parent, the Purchaser, the Company or any subsidiary of any of them or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which would reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

        (c) any change shall have occurred that would reasonably be expected to have a Material Adverse Effect on the Company;

        (d) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the Merger Agreement and the scheduled expiration date of the Offer, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

        (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (f) the Company's Board of Directors or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or approved or recommended, or announced a neutral position with respect to, any merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of Shares other than the Offer and the Merger or, upon request by Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger or the Merger Agreement;

        (g) it shall have been publicly disclosed, or the Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (g) as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of 20% or more of the Shares has been acquired by any person or entity or group (as defined in Section 13(d)(3) under the Exchange Act);

        (h) the average of the closing values of the S&P Index for the twelve consecutive trading days immediately preceding the scheduled expiration of the Offer (or any extension thereof) shall reflect a decline in excess of 25% from the closing value of the S&P Index on the close of business on the trading day next preceding the date of the Merger Agreement;

        (i) there shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

        (j) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of the Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

    "Material Adverse Change" or "Material Adverse Effect" when used with respect to the Company, means (i) any change or effect, either individually or in the aggregate, that is or may be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise), or results of operations of all or any material part of the Company and its subsidiaries taken as a whole or (ii) any change or effect, either individually or in the aggregate, which would reasonably be expected to materially impair the ability of the Company to perform its obligations under the Merger Agreement.

    The foregoing conditions may be waived by the Purchaser, in whole or part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14--"Conditions of the Offer". While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its subsidiaries, their affiliates, the Merger, the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby from Section 203 of the DGCL.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on representations made by the Company in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14--"Conditions of the Offer".

    APPRAISAL RIGHTS. No appraisal rights are available to Holders in connection with the Offer.

    However, if the Merger is consummated, a Holder will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, such Holder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by
Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

    If a Holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the Shares of such Holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Holder may withdraw his demand for appraisal by delivering to the Purchaser a written notice withdrawing such demand for appraisal and accepting the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING HOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS.

    The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. The provisions of Section 262 of the DGCL are complex and technical in nature. Holders desiring to exercise their appraisal rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their appraisal rights.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

    REGULATORY APPROVALS.

    (A) ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent will submit as soon as reasonably possible. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 10 days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section 2--"Acceptance for Payment and Payment for Shares". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14--"Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    (B) INSURANCE REGULATION. The Company is engaged in the business of insurance through its wholly owned subsidiaries domiciled in Arizona, Illinois, Missouri and Wisconsin (the "Subsidiary Jurisdictions"). Pursuant to the insurance laws of each of the Subsidiary Jurisdictions, a person seeking to acquire voting securities, such as the Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file a Form A application with the State Insurance Commissioner seeking the Commissioner's prior approval of the proposed acquisition of the controlling interest in the domestic insurer. The insurance laws of each of the Subsidiary Jurisdictions presume a "controlling interest" triggering the Form A filing requirement to be reached upon acquisition of ownership of 10% or more of the voting securities of a domestic insurer or of any person that controls the domestic insurer. By virtue of the Purchaser's proposed acquisition of all of the Company's Shares, the Purchaser and Parent are subject to the Form A filing requirement in each of the Subsidiary Jurisdictions, and, accordingly, have filed or will be filing a Form A application with the Insurance Commissioner of each Subsidiary Jurisdiction.

    Generally, in each of the Subsidiary Jurisdictions, a Form A filing triggers a statutory or regulatory requirement governing public hearings on Form A applications as well as a statutory period within which the Insurance Commissioner's approval or disapproval of the Form A application must be rendered. The period within which a public hearing must be held or a decision on the Form A application rendered may not commence until the Insurance Commissioner deems the Form A filing to be complete. The Insurance Commissioner has discretion to require the Purchaser and Parent to furnish additional information before the Form A filing is deemed complete.

    In Arizona, the filing of a Form A application triggers the requirement of a mandatory public hearing, which must be held within 30 days after the Form A filing is deemed complete. The Insurance Commissioner's decision on the Form A application must be rendered within 30 days following conclusion of the hearing. The Form A application will be approved unless it is determined that: the transaction is contrary to law; the transaction is inequitable to the shareholders of the involved domestic insurer; the transaction would substantially reduce security and service to policyholders of the involved domestic insurer; after the change of control the domestic insurer would not satisfy the requirements for the reissuance of a certificate of authority for the lines of business for which it is currently licensed; the transaction would substantially lessen competition in insurance in the state; the financial condition of any acquiror would jeopardize the financial stability of the insurer or prejudice the interests of its policyholders; the acquiror's plans or proposals to liquidate the insurer, sell its assets or merge it with any person or make any other material change in its business structure or management, are unfair and unreasonable to policyholders and are not in the public interest; the competence, experience and integrity of those persons who would control the operation of the insurer are such that it would not be in the interest of its policyholders and of the public to permit the acquisition of control; or the acquisition is likely to be hazardous or prejudicial to the insurance buying public.

    In Illinois, the filing of a Form A application that is deemed by the Insurance Commissioner to be complete triggers a 60-day period within which a public hearing may be held, if deemed necessary by the Insurance Commissioner. If a public hearing is held, the Insurance Commissioner's decision on the Form A application must be rendered within 30 days following conclusion of the hearing. The Form A application must be disapproved unless it is determined that: after the change of control the domestic insurer would satisfy the requirements for the reissuance of a certificate of authority for the lines of business for which it is currently licensed; the transaction would not substantially lessen competition in insurance in the state or tend to create a monopoly; the financial condition of any acquiror would not jeopardize the financial stability of the insurer or the interests of its policyholders; the acquiror's plans or proposals to liquidate the insurer, sell its assets or merge it with any person or make any other material change in its business structure or management, are fair and reasonable to policyholders; and the competence, experience and integrity of those persons who would control the operation of the insurer are such that it would be in the best interests of its policyholders and of the public to permit the acquisition of control.

    In Missouri, the filing of a Form A application triggers the requirement of a mandatory public hearing, which must be held within 30 days after the Form A filing is deemed complete. The Insurance Commissioner's decision on the Form A application must be rendered within 30 days following conclusion of the hearing. The Form A application will be approved unless it is determined that: after the change of control the domestic insurer would not satisfy the requirements for the reissuance of a certificate of authority for the lines of business for which it is currently licensed; the transaction would substantially lessen competition in insurance in the state; the financial condition of any acquiror would jeopardize the financial stability of the insurer or prejudice the interests of its policyholders; the acquiror's plans or proposals to liquidate the insurer, sell its assets or merge it with any person or make any other material change in its business structure or management, are unfair and unreasonable to policyholders and are contrary to the public interest; the competence, experience and integrity of those persons who would control the operation of the insurer are such that it would to be in the interest of its policyholders and of the public to permit the acquisition of control; or the acquisition is likely to be hazardous or prejudicial to the insurance buying public.

    In Wisconsin, the filing of a Form A application triggers a public hearing pursuant to the Insurance Commissioner's plenary regulatory authority, which will be held within 30 days after the Form A filing is deemed complete. The Insurance Commissioner's decision on the Form A application generally is rendered within 30 days following conclusion of the hearing. The Form A application will be approved if it is determined that: the transaction is not contrary to law; the transaction is not contrary to the interests of the insureds of the involved domestic insurer or of the Wisconsin insureds of any involved nondomestic insurer; and after the change of control the domestic insurer would be able to satisfy the requirements for the reissuance of a certificate of authority for the lines of business for which it is currently licensed.

    The Company also transacts business in the States of Indiana and Michigan. The Purchaser and Parent have determined that no Form A filing is required in the States of Indiana and Michigan; however, informational filings will be made in both jurisdictions, and, pursuant to plenary regulatory authority, the Insurance Commissioner of either or both jurisdictions may request additional information or documentation from the Purchaser and Parent with respect to the proposed acquisition of control of the Company.

    16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Parent and the Purchaser have engaged Salomon Smith Barney as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with its proposed acquisition of the Company. Salomon Smith Barney will receive reasonable and customary compensation for their services as Dealer Manager and financial advisor, as the case may be, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws. Salomon Smith Barney has rendered various investment banking and other advisory services to Parent and its affiliates and is expected to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    The Purchaser and Parent have also retained First Chicago as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    In addition, the Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

    17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          FLOSS ACQUISITION CORP.

May 25, 1999

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
         OFFICERS OF THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA AND
                            FLOSS ACQUISITION CORP.

    1. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of The Guardian Life Insurance Company of America ("Guardian"). The principal address of Guardian and, unless indicated below, the current business address for each individual listed below is 201 Park Avenue South, New York, New York 10003,
Telephone: 212-598-8000. Each such person is, unless indicated below, a citizen of the United States.

              NAME AND CURRENT                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
              BUSINESS ADDRESS                     AGE           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
            --------------------                   ---      ------------------------------------------------------------

Richard Edward Cavanagh......................          52   Director of Guardian; President and Chief Executive Officer
                                                            of the Conference Board since 1995; Executive Dean of
                                                            Harvard University 1987-1995.

Kay Knight Clarke............................          60   Director of Guardian; President of Templeton, Ltd. since
                                                            1995; President, Micromarketing Division of Advo-System
                                                            1990-1995.

Martin Joseph Cleary.........................          63   Director of Guardian; Vice Chairman of the Richard E. Jacobs
                                                            Co. since January 1998; President and Chief Operating
                                                            Officer of the Richard E. Jacobs Co. since August 1981.

James Earnest Daley..........................          58   Director of Guardian; Executive Vice President and Chief
                                                            Financial Officer of Electronic Data Systems since 1999;
                                                            Co-Chairman and Vice Chairman of Price Waterhouse LLP
                                                            1963-1998; Director of USWEB Corporation since 1998;
                                                            Director of WDB Insurance, Ltd. 1991-1998.

Philip Howard Dutter.........................          73   Director of Guardian; Self-employed Management Consultant.

Arthur Vincent Ferrara.......................          68   Director of Guardian; Chairman of the Board and Chief
                                                            Executive Officer of Guardian 1993-1995.

Leo Richard Futia............................          79   Director of Guardian.

Edward Konrad Kane...........................          70   Director of Guardian since February 1987; Executive Vice
                                                            President of Guardian since February 1998; Senior Vice
                                                            President of Guardian February 1997 to February 1998; Senior
                                                            Vice President and General Counsel of Guardian February 1989
                                                            to February 1997.

Noah Noel Langdale, Jr.......................          79   Director of Guardian; President Emeritus, Georgia State
                                                            University since 1989.

              NAME AND CURRENT                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
              BUSINESS ADDRESS                     AGE           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
            --------------------                   ---      ------------------------------------------------------------
Fred Beverly Morrison........................          72   Director of Guardian; Real Estate Consultant since January
                                                            1989.

Joseph Dudley Sargent........................          62   Director, President and Chief Executive Officer of Guardian
                                                            since January, 1996. President of Guardian January 1993 to
                                                            January 1996.

John Arthur Somers...........................          55   Director of Guardian; Executive Vice President of Teachers
                                                            Insurance & Annuity Association since March 1996; Senior
                                                            Vice President of Teachers Insurance & Annuity Association
                                                            since December 1981.

Barry Francis Sullivan.......................          68   Director of Guardian; Vice Chairman of Sithe Energies, Inc.
                                                            since November 1995; Chief Operating Officer of the New York
                                                            City Board of Education November 1994 to October 1995;
                                                            President and Chief Executive Officer of NYC Partnership
                                                            January 1994 to October 1995.

William Clements Warren......................          90   Director of Guardian; Partner, Roberts & Holland since 1959.

Peter Lounsbery Hutchings....................          55   Executive Vice President and Chief Financial Officer of
                                                            Guardian since 1987.

Frank Joseph Jones...........................          60   Executive Vice President and Chief Investment Officer of
                                                            Guardian since 1991.

John Matthew Smith...........................          63   Executive Vice President, Equity Products of Guardian since
                                                            1998; Executive Vice President Equities and Group Pensions
                                                            of Guardian 1995-1997; Senior Vice President of Guardian
                                                            1968-1994.

Dennis James Manning.........................          52   Executive Vice President of Guardian since January, 1999;
                                                            Senior Vice President, Individual Markets and Group Pensions
                                                            of Guardian June to December 1998; Senior Vice President,
                                                            Chief Marketing Officer of Guardian January 1998 to May
                                                            1998; Senior Vice President, Corporate Marketing of Guardian
                                                            September 1996 to December 1997; General Agent of Guardian
                                                            April 1996 to August 1996; Career Development Manager of
                                                            Guardian March 1994 to March 1996.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF FLOSS ACQUISITION CORP.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Floss Acquisition Corp ("Floss"). Each person identified below has held his position since the formation of Floss on May 12, 1999. The principal address of Floss is c/o The Guardian Life Insurance Company of America, 201 Park Avenue South, New York, New York 10003, Telephone
(212) 598-8000. The current business address for each individual listed below is c/o The Guardian Life Insurance Company of America, 201 Park

Avenue South, New York, New York 10003, Telephone: 212-598-8000. Each such person is, unless indicated below, a citizen of the United States. Directors are identified by an asterisk.

              NAME AND CURRENT                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
              BUSINESS ADDRESS                     AGE           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
            --------------------                   ---      ------------------------------------------------------------

Gary B. Lenderink*...........................          48   President of Floss; Senior Vice President, Group Insurance
                                                            of Guardian since January 1998; Vice President, Group
                                                            Insurance of Guardian June 1997 to December 1997; Vice
                                                            President, Group Pensions of Guardian January 1995 to June
                                                            1997; Vice President, Group Marketing of Guardian July 1992
                                                            to January 1995.

Herschel Reich*..............................          35   Vice President, Dental Plans of Floss; Vice President, Group
                                                            Health Care of Guardian since 1997; Vice President, Group
                                                            Dental of Guardian 1996 to 1997; Second Vice President,
                                                            Group Dental of Guardian 1994 to 1996.

Joseph A. Caruso*............................          46   Vice President and Secretary of Floss; Vice President and
                                                            Corporate Secretary of Guardian since 1996; Second Vice
                                                            President and Corporate Secretary of Guardian January 1995
                                                            to March 1996; Corporate Secretary of Guardian 1992 to 1995.

    3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS.

    To the best knowledge of The Guardian Life Insurance Company of America and Floss Acquisition Corp., none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

    Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           BY HAND:                        BY MAIL:                 BY OVERNIGHT COURIER:
FIRST CHICAGO TRUST COMPANY OF  FIRST CHICAGO TRUST COMPANY OF  FIRST CHICAGO TRUST COMPANY OF
           NEW YORK                        NEW YORK                        NEW YORK
 c/o Securities Transfer and          Corporate Actions               Corporate Actions
   Reporting Services Inc.                Suite 4660                      Suite 4680
   Attn: Corporate Actions              P.O. Box 2569             14 Wall Street, 8th Floor
 100 William Street, Galleria     Jersey City, NJ 07303-2569          New York, NY 10005
      New York, NY 10038

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                                     [LOGO]

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                           Toll Free: (800) 566-9061

            Bankers and Brokerage Firms, Please Call: (800) 662-5200
                   Stockholders, Please Call: (800) 566-9061

                      The Dealer Manager for the Offer is:

                           SALOMON SMITH BARNEY, INC.
                            Seven World Trade Center
                                   31st Floor
                            New York, New York 10048
                                 (800) 228-8264